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                                                                 Exhibit 4.3(b)

                        SEVENTH AMENDMENT TO CREDIT AGREEMENT


          SEVENTH AMENDMENT TO CREDIT AGREEMENT ("Seventh Amendment"), dated as of April 27, 1999 to the Credit Agreement, dated as of May 17, 1996, among Packaging Resources Incorporated, a Delaware corporation (the "Borrower"), the lender signatories thereto ("Lenders") and LaSalle National Bank, a national banking association ("LaSalle"), as agent for such Lenders ("LaSalle, in such capacity, the "Agent").

          WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of May 17, 1996 as amended by that certain First Amendment to Credit Agreement, dated December 12, 1996, by and among the Borrower, the Lenders and the Agent ("First Amendment"), by that certain Second Amendment to Credit Agreement dated as of April 24, 1997, by and among the Borrower, the Lenders and the Agent ("Second Amendment"), by that certain Third Amendment to Credit Agreement dated August 27, 1997, by and among the Borrower, the Lenders and the Agent ("Third Amendment"), by that certain Fourth Amendment to Credit Agreement dated as of April 30, 1998, by and among the Borrower, the Lenders and the Agent ("Fourth Amendment"), by that certain Fifth Amendment to Credit Agreement and First Amendment to Security Agreement dated August 5, 1998 by and among the Borrower, the Lenders and the Agent and by that certain Sixth Amendment to Credit Agreement dated February 25, 1999 by and among the Borrower, the Lenders and the Agent (said Credit Agreement, as amended, is hereinafter referred to as the "Credit Agreement");

          WHEREAS, the Borrower, the Lenders and the Agent wish to amend and modify certain of the provisions of the Credit Agreement pursuant to the terms hereof;

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Credit Agreement, the parties hereto hereby agree as follows:

          1. DEFINITIONS. Except as otherwise provided herein, capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

                               *          *          *

          2.   REVOLVING CREDIT FACILITY COMMITMENT AND BORROWING LIMIT.
Section 2.2 of the Credit Agreement is deleted and the following is inserted in its stead:

     "Section  2.2 REVOLVING CREDIT FACILITY COMMITMENT AND BORROWING LIMIT.
(a) The Revolving Loan shall not at any time, when taken together with the Letter of Credit Usage at such time (after giving effect to any concurrent reimbursement of a Letter of Credit with the proceeds of a Revolving Advance pursuant to Section 4A.1(c) hereof) exceed the least of (i) Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) ("Revolving Credit Facility Commitment"), (ii) the Borrowing Base as of such time and (iii) the maximum amount permitted by the Senior Note Documents (the least of (i), (ii) and (iii) being the "Borrowing Limit").

     (b) Subject to the limitations of Sections 2 and 3 hereof, the Borrower may borrow, repay (without premium or penalty) and reborrow the Revolving Loan. The portion of the Revolving Loan to be funded by each Lender shall not exceed in aggregate principal amount at one time outstanding, and no Lender shall have any obligation to make its pro rata share of any Revolving Advance which shall result in such Lender's share of the Revolving Loan at such time PLUS such Lender's share of the Letter of Credit Usage at such time being in the aggregate in excess of, the revolving commitment amount set forth opposite such Lender's name on Schedule 1.1 to the Seventh Amendment (as such amount may be reduced from time to time in accordance with the terms hereof, for each Lender its "Revolving Commitment").

     (c) The Revolving Commitment of each Lender shall be reduced upon each reduction of the Revolving Credit Facility Commitment. The amount of the reduction for each Lender shall be equal to such Lender's pro rata share (based on its percentage interest in the Revolving Credit Facility Commitment) of the reduction in the Revolving Credit Facility Commitment.

          3. EQUIPMENT ACQUISITION LOANS. Section 2.3.1 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

     "Section  2.3.1     EQUIPMENT ACQUISITION LOANS.  During the period
between the Fifth Amendment Effective Date and the date which is the earlier of (i) the Maturity Date and (ii) eighteen months after the Fifth Amendment Effective Date, each Lender agrees, for so long as no Default or Event of Default exists, to make such Lender's PRO RATA share of equipment acquisition loans (each such loan an "Equipment Advance" and the outstanding principal balance of all Equipment Advances from time to time, the "Equipment Loan") to the Borrower to finance, in part, the purchase by the Borrower of Eligible Equipment. The aggregate principal amount of the Equipment Commitments is Seven Million Five Hundred Thousand Dollars ($7,500,000). Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Equipment Advances to the Borrower from time to time, as requested by the Borrower in accordance with the terms of Section 2.4 hereof, up to a maximum principal amount at any time outstanding equal to the product of (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), multiplied by (B) such Lender's PRO RATA share of the Equipment Commitments. In no event (x) shall any one request by the Borrower for Equipment Advances be in the amount of less

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than One Million Dollars ($1,000,000) or, (y) shall the amount of any one request by Borrower for Equipment Advances exceed sixty-seven percent (67%), the hard cost (invoice price less taxes and delivery) of the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of the applicable Equipment Advance. Prior to the funding of any Equipment Advance, the Borrower shall provide the Agent with (i) copies of the invoices or other comparable documentation for the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of such proposed Equipment Advance together with such other supporting details as reasonably requested by Agent, and (ii) properly executed UCC-1 Financing Statements describing, in sufficient detail to meet the requirements of the Uniform Commercial Code for perfection of purchase money security interests, such Eligible Equipment. All such Equipment Advances shall be secured by all of the Eligible Equipment, the purchase of which was financed, in part, by the proceeds of Equipment Advances. The principal amount of all Equipment Advances shall be due on the Maturity Date or as otherwise provided in the Equipment Note or as otherwise provided herein, provided that Borrower may prepay, without penalty or premium, the outstanding principal balance of any Equipment Advance. The Equipment Advances shall be evidenced by promissory notes to be executed and delivered by the Borrower to the Lenders on or prior to the Fifth Amendment Effective Date, the form of which is attached hereto and made a part hereof as Exhibit 2.3.1 (the "Equipment Note(s)"), shall bear interest as specified in Section 2.6 and shall be repayable in accordance with the terms hereof and of the Equipment Notes. On the date which is eighteen months after the Fifth Amendment Effective Date, the outstanding Equipment Advances shall be converted into term loans. The principal amount of such Equipment Advances so converted to a term obligation shall be amortized on the basis of sixty (60) equal monthly payments, commencing on the first day of the calendar month after the calendar month in which the conversion occurs. The foregoing notwithstanding, the entire principal balance of all Equipment Advances shall be due and payable on the Equipment Maturity Date."

          4. AMENDED AND RESTATED REVOLVING NOTE AND EQUIPMENT ACQUISITION NOTE. It shall be a condition precedent to the effectiveness of this Seventh Amendment that Borrower shall have executed and delivered to LaSalle National Bank, as the sole Lender, an amended and restated Revolving Note in the form of Exhibit 2.3 to the Credit Agreement in the aggregate principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) and an amended and restated Equipment Acquisition Note in the form of Exhibit 2.3.1 to in Credit Agreement in the aggregate principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). Upon receipt of such amended and restated Revolving Note and Equipment Note, LaSalle National Bank shall return the Revolving Note and Equipment Acquisition Note previously delivered by Borrower to LaSalle National Bank marked "amended and superseded".

          5. SCHEDULE 1.1. Schedule 1.1 attached to the Credit Agreement is hereby deleted and Schedule 1.1 attached to this Seventh Amendment is hereby inserted in its stead.

          6. CONTINUING EFFECT. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

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

          7. COUNTERPARTS. This Seventh Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          IN WITNESS WHEREOF, this Seventh Amendment has been duly executed as of the date first written above.

PACKAGING RESOURCES INCORPORATED,          LASALLE NATIONAL BANK,
as Borrower                                as Agent and Lender


By: /s/ Jerry J. Corirossi                By:  George L. Kumis
   --------------------------------------      -----------------------------
     Name: Jerry J. Corirossi                Name: George L. Kumis
          -------------------------------         --------------------------

             Executive Vice President-
               Finance & Adminitration
     Title:    and Chief Financial Officer     Title: Senior Vice President
           -------------------------------            ----------------------


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



                                     SCHEDULE 1.1


                               REVOLVING         MAXIMUM          MAXIMUM
                               COMMITMENT       REVOLVING         EQUIPMENT
           LENDER              PERCENTAGE       COMMITMENT        COMMITMENT
           ------              ----------       ----------        ----------
 LaSalle National Bank            100%         $22,500,000        $7,500,000




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